Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of May 3, 2007, is by and among Millennium Quest, Inc., a Delaware corporation (the “Parent”),  International Lorain Holding, Inc., a Cayman Islands company (the “Company”), and Mr. Hisashi Akazawa, the sole stockholder of the Company signatory hereto (the “Stockholder”). Each of the parties to this Agreement are individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

The Company has 5,099,503 common shares (including any future shares acquired by the Stockholder and any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right granted to the Stockholder relating to transactions on or before the date hereof, the “Company Stock”) issued and outstanding, all of which are held by the Stockholder. The Stockholder is the record and beneficial owner of the number of shares of Company Stock set forth opposite such person’s name on Exhibit A. The Stockholder has agreed to transfer all of his shares of Company Stock in exchange for a number of newly issued shares of the Series B Voting Convertible Preferred Stock, par value $.001 per share, of the Parent (the “Parent Stock”) that will, in the aggregate, if converted into common stock of the Parent at the available conversion rate for conversion of Parent Stock into common stock of the Parent and if all Series A Voting Convertible Preferred Stock of the Parent is converted into common stock of the Parent at the available conversion rate for converting Series A Voting Convertible Preferred Stock of the Parent into common stock of the Parent, constitute approximately 65.43% of the issued and outstanding common stock of the Parent on a fully-diluted basis as of and immediately after the Closing, and after giving effect to the Financing (as defined in Section 7.11 hereof). The number of shares of Parent Stock to be received by the Stockholder is listed opposite such Stockholder’s name on Exhibit A attached to this Agreement. The aggregate number of shares of Parent Stock that is reflected on Exhibit A is referred to herein as the “Shares”.

The exchange of Company Stock for Parent Stock is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986 (the “Code”), as amended or such other tax free reorganization exemptions that may be available under the Code.

The Board of Directors of the Parent and the Company have determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, the parties agree as follows:

ARTICLE I

Exchange of Shares

SECTION 1.01.  Exchange by Stockholder. At the Closing (as defined in Section 1.02), the Stockholder shall sell, transfer, convey, assign and deliver to the Parent its Company Stock free and clear of all Liens (as defined below) in exchange for the Parent Stock listed on Exhibit A opposite such Stockholder’s name.

SECTION 1.02.  Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Thelen Reid Brown Raysman & Steiner LLP in Washington, DC commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the parties may mutually determine (the “Closing Date”).

ARTICLE II

Representations and Warranties of Stockholders

The Stockholder hereby represents and warrants to the Parent with respect to himself, as follows:

SECTION 2.01.  Good Title. The Stockholder is the record and beneficial owner, and has good title to its Company Stock, with the right and authority to sell and deliver such Company Stock. Upon registering of the Parent as the new owner of such Company Stock in the share register of members of the Company, the Parent will receive good title to such Company Stock, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02.  Power and Authority. This Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with the terms hereof.

SECTION 2.03.  No Conflicts. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of his obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Stockholder and (iii) will not violate or breach any contractual obligation to which such Stockholder is a party.

SECTION 2.04.  No Finder’s Fee. The Stockholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

SECTION 2.05.  Purchase Entirely for Own Account. The Parent Stock proposed to be acquired by the Stockholder hereunder will be acquired for investment for his own account, and not with a view to the resale or distribution of any part thereof, and the Stockholder has no present intention of selling or otherwise distributing the Parent Stock, except in compliance with applicable securities laws.

SECTION 2.06.  Available Information. The Stockholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investment in the Parent.

SECTION 2.07.  Lock-up and Registration Rights. The Stockholder hereby undertakes that he will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Parent Stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Parent Stock, whether any of these transactions are to be settled by delivery of any such Parent Stock, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, for a period of 12 months from the date of issuance of such Parent Stock. After 12-month period described above, the Stockholder shall be entitled to effect the registration under the Securities Act of such Parent Stock.

SECTION 2.08.  Restricted Securities. The Stockholder understands that the Parent Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Stockholder pursuant hereto, the Parent Stock would be acquired in a transaction not involving a public offering. The Stockholder further acknowledges that if the Parent Stock is issued to the Stockholder in accordance with the provisions of this Agreement, such Parent Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Stockholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.09.  Legends. It is understood that the Parent Stock will bear the following legend or one that is substantially similar to the following legend:

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

SECTION 2.10.  Accredited Investor. The Stockholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the Parent that, except as set forth in the Company Disclosure Letter (as defined below, and regardless of whether or not the Company Disclosure Letter is referenced below with respect to any particular representation or warranty), which will be delivered by the Company to the Parent concurrently herewith (the “Company Disclosure Letter”):

SECTION 3.01.  Organization, Standing and Power. Each of the Company and its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the memorandum and articles of association of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”), and the comparable charter, organizational documents and other constituent instruments of each Company Subsidiary, in each case as amended through the date of this Agreement.

SECTION 3.02.  Company Subsidiaries; Equity Interests.

(a)  The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. Except as specified in the Company Disclosure Letter, all the outstanding shares of capital stock or equity investments of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.

(b)  Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03.  Capital Structure. The authorized share capital of the Company U.S. $21,000 divided into 6,000,000 common shares of U.S. $0.001 par value each and 1,500,000 preferred shares of U.S. $0.01 par value each. As of the date of this Agreement, 5,099,503 ordinary shares are issued and outstanding and none of the preferred shares are issued and outstanding. Except as set forth above, no shares or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as specified in the Company Disclosure Letter, the Company is the sole record and beneficial owner of all of the issued and outstanding capital stock of each Company Subsidiary. All outstanding shares of the capital stock of the Company and each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the Cayman Islands, the Company Constituent Instruments or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. Except as set forth in this section 3.03 and in the Company Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Stock or the common stock of any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company or of any Company Subsidiary. Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

SECTION 3.04.  Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

SECTION 3.05.  No Conflicts; Consents.

(a)  Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Constituent Instruments or the comparable charter or organizational documents of any Company Subsidiary, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)  Except as set forth in the Company Disclosure Letter and except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.06.  Taxes.

(a)  Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b)  The Company Financial Statements (as defined in Section 3.15) reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)  For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.07.  Benefit Plans.

(a)  Except as set forth in the Company Disclosure Letter, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”). Except as set forth in the Company Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy.

(b)  Since December 31, 2006, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plan.

SECTION 3.08.  Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 3.09.  Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational, health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, the Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 3.09 does not relate to matters with respect to Taxes, which are the subject of Section 3.06.

SECTION 3.10.  Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.11.  Contracts. Except as disclosed in the Company Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.12.  Title to Properties. Except as set forth in the Disclosure Letter, the Company and the Company Subsidiaries do not own any real property. Each of the Company and the Company Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Company Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

SECTION 3.13.  Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. The Company Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. There are no claims pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

SECTION 3.14.  Labor Matters. Except as set forth in the Company Disclosure Letter, there are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

SECTION 3.15.  Financial Statements. Prior to the Closing the Company will deliver to the Parent its audited consolidated financial statements for the fiscal years ended December 31, 2006, 2005 and 2004 (collectively, the “Company Financial Statements”). Upon delivery, the Company Financial Statements will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Company Financial Statements will fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein. The Company will not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2006, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.

SECTION 3.16.  Insurance. Except as set forth in the Company Disclosure Letter, the Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks in accordance with any applicable laws under their respective jurisdictions of organization and in such amounts as are customary in the businesses in which the Company and its subsidiaries are engaged and in the geographic areas where they engage in such businesses. The Company has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such subsidiaries’ respective lines of business.

SECTION 3.17.  Transactions With Affiliates and Employees. Except as set forth in the Company Disclosure Letter and Company Financial Statements, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.18.  Internal Accounting Controls. The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the officers by others within those entities. The Company’s officers have evaluated the effectiveness of the Company’s controls and procedures. Since December 31, 2006, there have been no significant changes in the Company’s internal controls or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

SECTION 3.19.  Solvency. Based on the financial condition of the Company as of the closing date (and assuming that the closing shall have occurred), (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

SECTION 3.20.  Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of the Cayman Islands that is or could become applicable to the Stockholder as a result of the Stockholder and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Stockholder’s ownership of the Shares.

SECTION 3.21.  No Additional Agreements. The Company does not have any agreement or understanding with the Stockholder with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 3.22.  Investment Company. The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.23.  Disclosure. All disclosure provided to the Stockholder regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.24.  Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the notice that is required to be sent to the stockholders of the Parent pursuant to Rule 14f-1 (the “14f-1 Notice”) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) will, at the date it is first mailed to the Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 3.25.  Absence of Certain Changes or Events. Except as disclosed in the Company Financial Statements or in the Company Disclosure Letter, from December 31, 2006 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)  any change in the assets, liabilities, financial condition or operating results of the Company or any Company Subsidiary, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b)  any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c)  any waiver or compromise by the Company or any Company Subsidiary of a valuable right or of a material debt owed to it;

(d)  any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any Company Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e)  any material change to a material Contract by which the Company or any Company Subsidiary or any of its respective assets is bound or subject;

(f)  any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Company Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or such Company Subsidiary’s ownership or use of such property or assets;

(g)  any loans or guarantees made by the Company or any Company Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)  any alteration of the Company’s method of accounting or the identity of its auditors;

(i)  any declaration or payment of dividend or distribution of cash or other property to Stockholders or any purchase, redemption or agreements to purchase or redeem any shares of Company Stock;

(j)  any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans; or

(k)  any arrangement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.25.

SECTION 3.26.  No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

SECTION 3.27.  Compliance with PRC Anti-Corruption Laws. Neither the Company, nor any of its subsidiaries, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of applicable PRC laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

Representations and Warranties of the Parent

The Parent represents and warrants to the Stockholder and the Company that, except as set forth in the reports, schedules, forms, statements and other documents filed by Parent with the SEC and publicly available prior to the date of the Agreement (the “Filed Parent SEC Documents”) or in the letter, which will be delivered by the Parent to the Company and the Stockholder concurrently herewith (the “Parent Disclosure Letter”):

SECTION 4.01.  Organization, Standing and Power. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Parent, a material adverse effect on the ability of Parent to perform its obligations under this Agreement or on the ability of Parent to consummate the Transactions (a “Parent Material Adverse Effect”). Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered to the Company true and complete copies of the certificate of incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

SECTION 4.02.  Subsidiaries; Equity Interests. Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 4.03.  Capital Structure. The authorized capital stock of the Parent consists of Twenty-Five Million (25,000,000) shares of Parent Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares of preferred stock, par value $0.001 per share, of which 100,000 shares have been designated as “Series A Voting Convertible Preferred Stock” (the “Series A Preferred Stock”) and 1,000,000 shares have been designated as “Series B Voting Convertible Preferred Stock” (the “Series B Preferred Stock”). As of the date hereof, (i) 10,508,643 shares of Parent Common Stock are issued and outstanding, (ii) 100,000 shares of Series A Preferred Stock are issued and outstanding, (iii) no shares of Series B Preferred Stock are issued and outstanding, (iv) all of the shares of the Parent’s authorized, but unissued Common Stock (14,491,357 shares) are reserved for issuance upon issuance and conversion of the Series A Preferred Stock and the Series B Preferred Stock, and (v) no shares of Parent Common Stock or preferred stock are held by the Parent in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which it is bound (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Voting Parent Debt, (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Except as set forth in Schedule 4.03, the Parent is not a party to any agreement granting any securityholder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such securityholder under the Securities Act. The stockholder list to be provided at closing to the Company shall be a current shareholder list generated by its stock transfer agent, and such list shall accurately reflect all of the issued and outstanding shares of the Parent’s Common Stock.

SECTION 4.04.  Authority; Execution and Delivery; Enforceability. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent, except for the filing of a Certificate of Completion (as hereinafter defined), are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

SECTION 4.05.  No Conflicts; Consents.

(a)  Except as set forth in the Parent Disclosure Letter, the execution and delivery by Parent of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of (i) Parent Charter or Parent Bylaws, (ii) any material Contract to which Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)  No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of a 14f-1 Notice and (B) filing with the SEC of reports under Sections 13 and 16 of the Exchange Act, and (C) filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

SECTION 4.06.  SEC Documents; Undisclosed Liabilities.

(a)  Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since April 12, 2006, pursuant to Sections 13(a), 14 (a) and 15(d) of the Exchange Act (the “Parent SEC Documents”).

(b)  As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principals (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)  Except as set forth in the Filed Parent SEC Documents, Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Parent or in the notes thereto. The Parent Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the parent) due after the date hereof. As of the date hereof the Parent has total liabilities of less than $30,000, all of which liabilities shall be paid off at or prior to the Closing and shall in no event remain liabilities of the Parent, the Company or the Stockholder following the Closing.

SECTION 4.07.  Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to the Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.08.  Absence of Certain Changes or Events. Except as disclosed in the Filed Parent SEC Documents or in the Parent Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a)  any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b)  any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c)  any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

(d)  any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e)  any material change to a material Contract by which the Parent or any of its assets is bound or subject;

(f)  any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)  any resignation or termination of employment of any officer of the Parent;

(h)  any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

(i)  any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)  any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(k)  any alteration of the Parent’s method of accounting or the identity of its auditors;

(l)  any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or

(m)  any arrangement or commitment by the Parent to do any of the things described in this Section 4.08.

SECTION 4.09.  Taxes.

(a)  Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)  The most recent financial statements contained in the Filed Parent SEC Documents reflect an adequate reserve for all Taxes payable by Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)  There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent. Parent is not bound by any agreement with respect to Taxes.

SECTION 4.10.  Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent (collectively, “Parent Benefit Plans”). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

SECTION 4.11.  ERISA Compliance; Excess Parachute Payments. The Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Parent.

SECTION 4.12.  Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect. Neither the Parent nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 4.13.  Compliance with Applicable Laws. Parent is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Filed Parent SEC Documents or in the Parent Disclosure Letter, Parent has not received any written communication during the past two years from a Governmental Entity that alleges that Parent is not in compliance in any material respect with any applicable Law. The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect. This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.09.

SECTION 4.14.  Contracts. Except as disclosed in the Parent Filed SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole. Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.15.  Title to Properties. Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens other than those set forth in the Parent Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted. Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Parent enjoys peaceful and undisturbed possession under all such material leases.

SECTION 4.16.  Intellectual Property. Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole. The Parent Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole. Except as set forth in the Parent Disclosure Letter no claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.

SECTION 4.17.  Labor Matters. There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent.

SECTION 4.18.  Market Makers. The Parent has at least two market makers for its common shares and such market makers have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of the Parent.

SECTION 4.19.  Transactions With Affiliates and Employees. Except as set forth in the Filed Parent SEC Documents and Parent Disclosure Letter, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.20.  Internal Accounting Controls. The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Parent has established disclosure controls and procedures for the Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent is made known to the officers by others within those entities. The Parent’s officers have evaluated the effectiveness of the Parent’s controls and procedures. Since December 31, 2006, there have been no significant changes in the Parent’s internal controls or, to the Parent’s knowledge, in other factors that could significantly affect the Parent’s internal controls.

SECTION 4.21.  Solvency. Based on the financial condition of the Parent as of the closing date (and assuming that the closing shall have occurred), (i) the Parent’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Parent’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Parent’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Parent, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Parent, together with the proceeds the Parent would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Parent does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

SECTION 4.22.  Application of Takeover Protections. The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s charter documents or the laws of its state of incorporation that is or could become applicable to the Stockholder as a result of the Stockholder and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Stockholder’s ownership of the Shares.

SECTION 4.23.  No Additional Agreements. The Parent does not have any agreement or understanding with the Stockholder with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 4.24.  Investment Company. The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.25.  Disclosure. All disclosure provided to the Stockholder regarding the Parent, its business and the transactions contemplated hereby, furnished by or on behalf of the Parent (including the Parent’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.26.  Certain Registration Matters. Except as specified in the Parent Disclosure Letter and Filed Parent SEC Documents, the Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied.

SECTION 4.27.  Listing and Maintenance Requirements. The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Stock on the trading market on which the Parent Stock are currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Stock are currently listed or quoted, and no approval of the stockholders of the Parent is required for the Parent to issue and deliver to the Stockholder the Shares contemplated by this Agreement.

SECTION 4.28.  No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Parent, its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Parent of its Common Stock and which has not been publicly announced.

SECTION 4.29.  Foreign Corrupt Practices. Neither the Parent, nor any of its subsidiaries, nor, to the Parent’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Parent or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE V

Deliveries

SECTION 5.01.  Deliveries of the Stockholder.

(a)  Concurrently herewith the Stockholder is delivering to the Parent this Agreement executed by the Stockholder.

(b)  On Closing date, the Stockholder shall deliver to the Parent:

(i)	certificates representing its Company Stock; and

(ii)	duly executed instruments of transfer by the Stockholder of its Company Stock to the Parent.

SECTION 5.02.  Deliveries of the Parent.

(a)  Concurrently herewith, the Parent is delivering:

(i)	to each Stockholder and to the Company, a copy of this Agreement executed by Parent;

(ii)
to the Company, a certificate from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent approving the Agreement and the Transactions, are all true, complete and correct and remain in full force and effect;

(b)  At or prior to the Closing, the Parent shall deliver:

(i)
to the Company, a letter of resignation of Timothy Halter from all offices he holds with the Parent effective upon the Closing and from his position as a director of the Parent that will become effective upon the 10th day following the mailing by the Parent to its stockholders of the 14f-1 Notice;

(ii)	to the Company, evidence of the election (A) of Mr. Si Chen as a director of the Parent and (B) of the executive officers of the Company as executive officers of the Parent effective upon the Closing;

(iii)
to the Company, such pay-off letters and releases relating to liabilities as the Company shall request and such pay-off letters and releases shall be in form and substance satisfactory to the Company; and

(iv)	to the Company the results of UCC, judgment lien and tax lien searches with respect to the Parent, the results of which indicate no liens on the assets of the Parent.

(c)  On Closing date, the Parent shall deliver:

(i)	to each Stockholder, certificates representing the new shares of Parent Series B Preferred Stock issued to such Stockholder as set forth on Exhibit A; and

(ii)
to the Company, consent letters of the accounting firms of Parent confirming each such firm’s respective consent to the use by the Parent of reports prepared by such firm regarding the financial statements of the Parent in all future registration statements filed with the SEC.

SECTION 5.03.  Deliveries of the Company.

Concurrently herewith, the Company is delivering to the Parent:

(a)	this Agreement executed by Company; and

(b)
a certificate from the Company, signed by its authorized officer  certifying that the attached copies of the Company Constituent  Instruments and resolutions of the Board of Directors of the Company approving the Agreement and the Transactions are all true, complete  and correct and remain in full force and effect.

ARTICLE VI

Conditions to Closing

SECTION 6.01.  Stockholder and Company Conditions Precedent. The obligations of the Stockholder and the Company to enter into and complete the Closing is subject, at the option of the Stockholder and the Company, to the fulfillment on or prior to the Closing Date of the following conditions:

(a)  Representations and Covenants. The representations and warranties of the Parent contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date. The Parent shall have delivered to the Stockholder and the Company, a certificate, dated the Closing Date, to the foregoing effect.

(b)  Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Stockholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent or the Company.

(c)  No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2006 which has had or is reasonably likely to cause a Parent Material Adverse Effect.

(d)  Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and the Parent, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Stockholder in their sole and absolute discretion.

(e)  SEC Reports. The Parent shall have filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.

(f)  OTCBB Quotation. The Parent shall have maintained its status as a Company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(g)  Deliveries. The deliveries specified in Section 5.02 shall have been made by the Parent.

(h)  No Suspensions of Trading in Parent Stock; Listing. Trading in the Parent Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement, and the Parent Stock shall have been at all times since such date listed for trading on a trading market.

(i)  Satisfactory Completion of Due Diligence. The Company and the Stockholder shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to the Company and the Stockholder in their sole and absolute discretion.

(j)  Delivery of Audit Report and Financial Statements. The Company shall have completed the Company Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the fiscal years ended December 31, 2006, 2005 and 2004.

(k)  Completion of Financing. The Financing (as defined in Section 7.11 below) shall have been completed or shall be completed simultaneously with the Closing.

(l)  Delivery of US Legal Opinion. The Company shall have received an opinion from its legal counsel in the US that discusses the Company’s entering into documents in connection with the Transactions and certain other matters, under New York law and the Delaware General Corporation Law and that is otherwise satisfactory to the Company, the Stockholder, the Parent and the investors investing in the Financing.

(m)  Delivery of PRC Legal Opinion. The Company shall have received an opinion from its legal counsel in People’s Republic of China that confirms the legality under Chinese laws of the restructuring being effected by the Company in connection with the Transactions and that is otherwise satisfactory to the Company, the Stockholder, the Parent and the investors investing in the Financing.

(n)  Delivery of Cayman Island Legal Opinion. The Parent shall have received an opinion from the Company’s legal counsel in the Cayman Islands that confirms the legality under the laws of the Cayman Islands of the restructuring being effected by the Company in connection with the Transactions and that is otherwise satisfactory to the Company, the Stockholder, the Parent and the investors investing in the Financing.

(o)  Filing of Certificate of Designation. The Parent shall have filed with the Secretary of State of the State of Delaware a Certificate of Designation setting forth the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions of the Series B Preferred Stock, in form and substance mutually agreed upon by the Parties.

SECTION 6.02.  Parent Conditions Precedent. The obligations of the Parent to enter into and complete the Closing is subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a)  Representations and Covenants. The representations and warranties of the Stockholder and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Stockholder and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Stockholder and the Company on or prior to the Closing Date. The Company shall have delivered to the Parent, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b)  Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent.

(c)  No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2006 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d)  Deliveries. The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Stockholder and the Company, respectively.

(e)  Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and the Parent, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Parent in its sole and absolute discretion.

(f)  Satisfactory Completion of Due Diligence. The Parent shall have completed its legal, accounting and business due diligence of the Company and the Stockholder and the results thereof shall be satisfactory to the Parent in its sole and absolute discretion.

(g)  Delivery of Audit Report and Financial Statements. The Company shall have completed the Company Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the fiscal years ended December 31, 2006, 2005 and 2004. The form and substance of the Financial Statements shall be satisfactory to the Parent in its sole and absolute discretion.

(h)  Completion of Financing. The Financing (as defined in Section 7.11 below) shall have been completed or shall be completed simultaneously with the Closing.

(i)  Delivery of PRC Legal Opinion. The Parent shall have received an opinion from the Company’s legal counsel in the People’s Republic of China that confirms the legality under Chinese law of the restructuring being effected by the Company in connection with the Transactions and that is otherwise satisfactory to the Company, the Stockholder, the Parent and the investors investing in the Financing.

(j)  Delivery of Cayman Island Legal Opinion. The Parent shall have received an opinion from the Company’s legal counsel in the Cayman Islands that confirms the legality under the laws of the Cayman Islands of the restructuring being effected by the Company in connection with the Transactions and that is otherwise satisfactory to the Company, the Stockholder, the Parent and the investors investing in the Financing.

(k)  Registration Rights Agreement. The Company shall have entered into a registration rights agreement with such parties as indicated by the Parent and the form and substance of such registration rights agreement shall be reasonably satisfactory to the Parent.

ARTICLE VII

Covenants

SECTION 7.01.  Preparation of the 14f-1 Notice; Blue Sky Laws.

(a)  As soon as possible following the Closing and in any event, within four business days thereafter, the Company and Parent shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. The Parent shall cause the 14f-1 Notice to be mailed to the Parent’s stockholders as promptly as practicable thereafter.

(b)  Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Stock in connection with this Agreement.

SECTION 7.02.  Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 7.03.  Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 7.04.  Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 7.05.  Conduct of Business.  During the period from the date hereof through the Closing Date, Parent and the Company shall carry on their respective businesses in the ordinary and usual course consistent with past practice.

SECTION 7.06.  Exclusivity. The Parent shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Parent, or any assets of the Parent (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. The Parent shall notify the Company immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 7.07.  Filing of 8-K and Press Release. As soon as practicable following the Closing Date, the Company shall provide the Parent and the Stockholder with a draft of the current report on Form 8-K that is reasonably acceptable to the Parent and the Stockholder that the Parent shall file, within four business days of the Closing Date and attaching as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company. In addition, the Parent shall issue a press release prior to 9:30 a.m. (New York Time) on the business day following the Closing Date, announcing the closing of the transaction.

SECTION 7.08.  Furnishing of Information. As long as any Stockholder owns the Shares, the Parent covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Exchange Act. As long as any Stockholder owns Shares, if the Parent is not required to file reports pursuant to such laws, it will prepare and furnish to the Stockholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Stockholder to sell the Shares under Rule 144. The Parent further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

SECTION 7.09.  Access. Each Party shall permit representatives of each other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

SECTION 7.10.  Preservation of Business. From the date of this Agreement until the Closing Date, each of the Company and the Parent shall operate only in the ordinary and usual course of business consistent with past practice (provided, however, that Parent shall not issue any securities without the prior written consent of the Company), and shall use reasonable commercial efforts to (a) preserve intact its respective business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its respective business, and (c) not permit any action or omission which would cause any of its respective representations or warranties contained herein to become inaccurate or any of its respective covenants to be breached in any material respect.

SECTION 7.11.  Financing. Parent shall use commercially reasonable efforts to raise up to $20 million in an equity financing transaction on terms that are satisfactory to the Company and the Stockholder (the “Financing”), which Financing shall be consummated simultaneously with the Closing.

ARTICLE VIII

Miscellaneous

SECTION 8.01.  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:

MILLENNIUM QUEST, INC.
12890 Hilltop Road
Argyle, TX 76226
Attention: Timothy P. Halter
Facsimile: (940) 455-7337

If to the Company, to:

INTERNATIONAL LORAIN HOLDING, INC.
Beihuan Road
Junan County
Shandong, China
Attention: Mr. Hisashi Akazawa
Facsimile: (0086539) 7314886 7311026

If to the Stockholder at the addresses set forth in Exhibit A hereto.

with a copy to:

King & Wood
40th Floor, Office Tower A, Beijing Fortune Plaza 7 Dongsanhuan Zhonglu, Chaoyang District Beijing 100020, China.
Attention: Charles Law
Tel: 8610-58785588
Fax:8610-58785599

and

Thelen, Reid Brown Raysman & Steiner, LLP
701 Eighth Street, N.W.
Washington, D.C. 20001
Attention: Louis A. Bevilacqua, Esq.
Facsimile: (202) 654-1804

SECTION 8.02.  Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Stockholder holding a majority of the Shares. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to the Stockholder to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered to all Stockholders who then hold Shares.

SECTION 8.03.  Termination.

(a)  Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i)	The Company, the Stockholder and the Parent may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)
The Parent may terminate this Agreement by giving written notice to the Company and the Stockholder at any time prior to the Closing (A) in the event the Company or any of the Stockholder have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Parent has notified the Company and/or the Stockholder of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach, or (B) if the Closing shall not have occurred on or before May 31, 2007 by reason of the failure of any condition precedent under Section 6.02 hereof (unless the failure results primarily from the Parent itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)
The Company may terminate this Agreement by giving written notice to the Parent at any time prior to the Closing (A) in the event the Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified the Parent of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2007, by reason of the failure of any condition precedent under Section 6.01 hereof (unless the failure results primarily from the Company or the Stockholder themselves breaching any representation, warranty, or covenant contained in this Agreement).

(b)  Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.03(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party to consummate its obligations hereunder or to complete the transactions contemplated by this Agreement, except for any Liability of any Party then in breach.

SECTION 8.04.  Power of Attorney. The Stockholder hereby irrevocably constitutes and appoints the Company and any officer or agent of the Company, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Stockholder or in the Company’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Stockholder, without notice to or assent by the Stockholder to transfer any future shares acquired by the Stockholder and any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right granted to the Stockholder relating to transactions on or before the date hereof.

SECTION 8.05.  Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 8.06.  Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Stockholder, Parent and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 8.07.  Independent Nature of Stockholders’ Obligations and Rights. The obligations of each Stockholder under this Agreement are several and not joint with the obligations of any other Stockholder, and no Stockholder shall be responsible in any way for the performance of the obligations of any other Stockholder under this Agreement. The decision of each Stockholder to acquire Shares pursuant to this Agreement has been made by such Stockholder independently of any other Stockholder. Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the Stockholder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Stockholder are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Stockholder acknowledges that no other Stockholder has acted as agent for such Stockholder in connection with making its investment hereunder and that no Stockholder will be acting as agent of such Stockholder in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Stockholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Stockholder to be joined as an additional party in any proceeding for such purpose. Each of the Company and Parent acknowledge that the Stockholder has been provided with this same Agreement for the purpose of closing a transaction with multiple Stockholders and not because it was required or requested to do so by any Stockholder.

SECTION 8.08.  Limitation of Liability. Notwithstanding anything herein to the contrary, each of the Parent and the Company acknowledge and agree that the liability of a Stockholder arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of such Stockholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Stockholder or any investor, shareholder or holder of shares of beneficial interest of such Stockholder shall be personally liable for any liabilities of such Stockholder.

SECTION 8.09.  Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 8.10.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11.  Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 8.12.  Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 8.13.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C.§ 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii)(A) to the extent that such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

SECTION 8.14.  Assignment. To the fullest extent permitted by law, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

The Parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:
MILLENNIUM QUEST, INC.

By: /s/Timothy P. Halter
Name: Timothy P. Halter
Title: President

The Company:
INTERNATIONAL LORAIN HOLDING, INC.

By: /s/Hisashi Akazawa
Name: Hisashi Akazawa
Title: Director

The Stockholder:
/s/Hisashi Akazawa
Hisashi Akazawa

[Signature Page to Share Exchange Agreement]

EXHIBIT A

Stockholders of International Lorain Holding, Inc.

Name and Address of Stockholder	Tax ID Number of Stockholder (if Applicable)	Number of Shares of Company Stock Being Exchanged	Percentage of Total Company Shares Represented By Shares Being Exchanged	Number of Shares of Parent Stock to be Received by Stockholder
Mr. Hisashi Akazawa Beihuan Zhong Road Junan County Shandong, China 276600	N/A	5,099,503	100%	697,663